Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered by and between Jared Sine (“Executive”) and Match Group, Inc., a Delaware corporation (the “Company”) and is effective as of August 8, 2018 (the “Effective Date”).
WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
1A.    EMPLOYMENT. During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as the General Counsel and Secretary of the Company; provided that Executive’s designation as Secretary shall be effective upon his appointment to such office by the Company’s Board of Directors. During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company (the “Reporting Officer”). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position. Executive agrees to devote substantially all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s written policies as in effect from time to time.
2A.    TERM. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year. This Agreement shall automatically be renewed for successive one-year periods (ending on each anniversary of the Effective Date) unless one party hereto provides written notice to the other, at least ninety (90) days prior to the end of the then current one-year employment period, that it elects not to extend this Agreement, which notice shall be irrevocable (any such notice, a “Non-Renewal Notice”). The period beginning on the Effective Date and ending on the first anniversary hereof or, if the Agreement is renewed pursuant to the prior sentence, the last day of the last one-year renewal period, shall be referred to hereinafter as the “Term.” Notwithstanding any other provision in this Agreement to the contrary, Executive’s employment with the Company is “at will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company or Executive. Executive’s rights to payments upon certain termination of employment is governed by Section 1 of the Standard Terms and Conditions attached hereto.
3A.    COMPENSATION.
(a)    BASE SALARY. During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $350,000 (the “Base

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Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time, but no less often than monthly). The Base Salary may be increased from time to time in the discretion of the Company. For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.
(b)    DISCRETIONARY BONUS. During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses (payable at the same time as bonuses of other executives at the Company, but in no event later than March 15 of the year following the year with respect to which such bonuses are payable), as determined by the Compensation Committee of the Board, in consultation with the Reporting Officer.
(c)    EQUITY AWARDS. Executive shall be eligible for future grants of equity awards by the Company from time to time during the Term, as determined by the Compensation Committee of the Board.
(d)    BENEFITS. From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance, pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated senior executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:
(i)    Reimbursement for Business Expenses. During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated senior executives and in accordance with the Company’s policies as in effect from time to time; and
(ii)    Vacation. During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated senior executives of the Company generally (but in any event, no less than four weeks per calendar year) .
4A.    NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, overnight delivery by a nationally recognized carrier, facsimile transmission or PDF, in each case to the applicable address set forth below (or, if by facsimile transmission or PDF, to a facsimile transmission number or email account provided by the other party), and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):
If to the Company:        Match Group, Inc.
                    8750 North Central Expressway
                    Suite 1400
Dallas, TX 75231

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Attention: General Counsel

If to Executive:	At the most recent address for Executive on file at the Company.
Either party may change such party’s address for notices by notice duly given pursuant hereto.
5A.    GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Texas without reference to its principles of conflicts of laws. Any such dispute will be heard exclusively and determined before an appropriate federal court located in the State of Texas, or an appropriate Texas state court located in Dallas County, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
6A.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
7A.    STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.
[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on August 8, 2018.

MATCH GROUP, INC.

/s/ Mandy Ginsberg
By: Mandy Ginsberg
Title: Chief Executive Officer

/s/ Jared Sine
JARED SINE

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STANDARD TERMS AND CONDITIONS
1.    TERMINATION OF EXECUTIVE’S EMPLOYMENT.
(a)    DEATH. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death (or such earlier date as may be required by law) in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which his death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below). In addition, any incentive equity or equity-linked awards in or relating to equity of the Company or its subsidiaries (e.g., restricted stock, restricted stock units, stock options, phantom stock or similar instruments) that are outstanding and unvested as of the date of such termination of employment and that would have vested at any time through the first anniversary of the date of the termination of Executive’s employment with the Company (the “Termination Date”) shall vest upon Executive’s death and shall be settled in accordance with their terms. Notwithstanding the foregoing, (A) any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied, and (B) the terms of any future awards may be varied in the governing documents of such award.
(b)    DISABILITY. If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice of a pending termination for Disability is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have been able to return to the full time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (or such earlier date as may be required by law) in a lump sum in cash (i) Executive’s Base Salary through the end of the month in which termination occurs, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations.
(c)    TERMINATION FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Upon the termination of Executive’s employment by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; provided, however, that (A) after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement and (B) Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise

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grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) Executive’s continued willful failure to perform or gross neglect by Executive of the material duties required by this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or (v) a knowing and material violation by Executive of any material Company policy pertaining to ethics, wrongdoing or conflicts of interestt, which policy had been provided to Executive in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of ten (10) days after Executive is provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach, the nature of the willful or gross neglect or the violation that the Company believes constitutes Cause.
(d)    TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause, or if Executive terminates Executive’s employment hereunder prior to the expiration of the Term for Good Reason, then:
(i)    the Company shall pay to Executive an amount equal to the Base Salary that would have been paid to Executive for the twelve (12) months from the Termination Date (the “Severance Period”) if Executive had remained employed during such period in the time and manner set forth below;
(ii)    the Company shall pay Executive within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations;
(iii)    any incentive equity or equity-linked awards in or relating to equity of the Company or its subsidiaries (e.g., restricted stock, restricted stock units, stock options, phantom stock or similar instruments), that are outstanding and unvested at the time of such termination of employment and that would have vested at any time through the first anniversary of the Termination Date, shall vest immediately upon such termination and shall be settled in accordance with their terms. Notwithstanding the foregoing, (1) any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied, and (2) the terms of any future awards may be varied in the governing documents of such award; and
(iv)    the Company shall, during the Severance Period, provide Executive with continued coverage under the Company’s group health plan, at the Company’s cost, or with an additional monthly payment in an amount necessary to cover the full premiums for continued healthcare coverage under the Company’s plans through COBRA, at the same coverage level as in effect for Executive as of the Termination Date. The payment under this clause (iv) shall be grossed up for applicable taxes. Notwithstanding the foregoing, in the event Executive obtains alternative employment during the Severance Period offering employer-paid healthcare coverage that is no less favorable than the benefits provided under the Company’s group health plan, Executive shall enroll in and obtain coverage under such new employer’s plan at the earliest opportunity and the Company’s obligations under this clause (iv) shall cease as of the effective date of such alternate coverage.
The payments and severance benefits described in Section 1(d), with the exception of Section 1(d)(ii), shall be subject to Executive’s compliance with the restrictive covenants set forth in Section 2 hereof and Executive’s execution within twenty-one (21) days following the Termination Date (or such longer period as may be required by applicable law) and non-revocation of a general release of the Company and its affiliates, in substantially the form annexed hereto as Exhibit A (the “Release”). Any severance benefits due to Executive pursuant to Section 1(d)(i) shall be paid in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect immediately prior to the Executive’s Termination Date) over the course of the twelve (12) month period beginning on the first business day of the second month following the month in which Executive’s Separation from Service (as such term is defined in paragraph 7) took place (plus interest on the amount delayed from the Termination Date to the date payment begins at the then applicable borrowing rate of the Company as of the commencement of such delay). Any benefits due to Executive pursuant to Section 1(d)(iv) shall be paid through the Company’s payroll on the first regularly scheduled pay date of each month.
For purposes of this Agreement, “Good Reason” shall mean actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, the occurrence of any of the following without Executive’s prior written consent: (A) a material reduction in Executive’s Base Salary, (B) a material reduction in Executive’s title, duties or level of responsibilities as compared to those existing as of the Effective Date, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith, but including any circumstances under which the Company is no longer publicly traded and is controlled by another company, (C) a material and adverse change in reporting structure such that Executive is no longer reporting directly to the Reporting Officer, (D) the relocation of Executive’s principal place of employment outside of the Dallas, Texas metropolitan area or (E) any material breach by the Company of this Agreement or any other written agreement between Executive and the Company or any Company affiliate; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has initial knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.
(e)    OFFSET. If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i) above, the amount of any such remaining payments or benefits to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period. For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.
(f)    ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any unreimbursed business expenses; (iii) the value of any accrued and unused vacation days; and (iv) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise scheduled to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(f) to the extent inconsistent herewith).
(g)    NON-RENEWAL. If the Company delivers a Non-Renewal Notice to Executive then, provided Executive’s employment hereunder continues through the expiration date then in effect, effective as of such expiration date, Executive’s employment with the Company automatically will terminate and the Company and Executive shall have the same rights and obligations hereunder as they would if the Company had terminated Executive’s employment hereunder at the end of the Term for any reason other than Executive’s death, Disability or for Cause.
(h)    RESIGNATION FROM ALL POSITIONS. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign as of the Termination Date from all positions that Executive holds with the Company and any of its subsidiaries, including, without limitation, all boards of directors of any subsidiary of the Company or any parent company of the Company. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company.
(i)    POST-TERMINATION EXERCISE PERIOD FOR STOCK OPTIONS. In the event of Executive’s termination of employment for any reason other than a termination of employment for Cause, any vested options to purchase Company stock, subsidiary stock or parent stock (including options vesting as a result of an acceleration of vesting upon a termination of employment without Cause or for Good Reason), shall remain exercisable through the date that is six (6) months following the Termination Date or, if earlier, through the scheduled expiration date of such options.
2.    CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.
(a)    CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence. The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below. Executive shall not, except as Executive in good faith deems appropriate to perform Executive’s duties hereunder or as required by applicable law or regulation, governmental investigation, subpoena, or in connection with enforcing the terms of this Agreement (or any agreement referenced herein) without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company. As of the date hereof, Expedia, Inc. and its subsidiaries are not “affiliates” of the Company.
(b)    NON-COMPETITION. In consideration of this Agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Section 2(b), (i) a “Competitive Activity” means engaging in the business of providing online or app-based dating services or in such other business involving the provision of the same or similar products or services that any business of the Company is engaged in providing as of the Termination Date (the “Company Products or Services”), provided such business or endeavor is in the United States, or in any foreign jurisdiction in which the Company provides, or has provided during the Term, the relevant Company Group Products or Services; and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.
Notwithstanding anything else in this Section 2(b), (A) Executive may become employed by or provide services to a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Executive has no direct or indirect responsibilities or involvement in the Competitive Activity, and (B) Executive may own, for investment purposes only, up to five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation. Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.
(c)    NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Executive recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that, during Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, solicit, recruit or hire any employee of the Company and/or any of its subsidiaries and/or affiliates (or any individual who was an employee of the Company or any of its subsidiaries and/or affiliates at any time during the six (6) months prior to such act of hiring, solicitation or recruitment) for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder. Notwithstanding the foregoing, Executive is not precluded from soliciting or hiring any individual who (i) responds to any public advertisement or general solicitation or (ii) has resigned or been terminated by the Company at least six (6) months prior to the solicitation.

(d)    NON-SOLICITATION OF BUSINESS PARTNERS. During Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment with the Company, in each case, to cease doing business with the Company or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.
(e)    PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company. Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation. “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during the period of employment, that: (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type. All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.
(f)    COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist and be made known to the Executive by the Company from time to time.

(g)    SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.
3.    TERMINATION OF PRIOR AGREEMENTS. This Agreement, together with any agreements referenced herein, constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. The Company represents that it has due authority to enter into this Agreement and has taken all necessary corporate action to enter into this Agreement and provide the compensation set forth herein.
4.    ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, other than Executive to Executive’s heirs and beneficiaries upon Executive’s death to the extent provided in this Agreement; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.
5.    WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.
6.    WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
7.    SECTION 409A OF THE INTERNAL REVENUE CODE.
(a)    This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
(b)    For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(c)    If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to clause (i) of Section 1(d) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 6(b) shall be paid (without interest) as soon as practicable after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable after the date of Executive’s death).
(d)    To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.
(e)    In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.
8.    REDUCTION OF CERTAIN PAYMENTS. Notwithstanding anything to the contrary in this Agreement, in any other agreement between Executive and the Company or any plan maintained by the Company, if there is a Section 280G Change in Control (as defined in Section 8(e)(i) below), the following rules shall apply:
(a)    Except as otherwise provided in Section 8(c) below, if it is determined in accordance with Section 8(d) below that any portion of the Contingent Compensation Payments

(as defined in 8(e)(ii) below) that otherwise would be paid or provided to Executive or for her benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Contingent Compensation Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section 8(e)(iii) below).
(b)    If the Auditor (as defined in Section 8(d) below) determines that any reduction is so required, the Payments to be reduced, and the reduction to be made to such Payments, shall be determined by the Auditor in its sole discretion in a manner which will result in the least economic cost to Executive, and if the reduction with respect to two or more Payments would result in equivalent economic cost to Executive, such Payments shall be reduced in the inverse chronological order of the dates on which such Payments were otherwise scheduled to be made to Executive, until the required reduction has been fully achieved.
(c)    Notwithstanding the foregoing, no reduction in any of the Executive’s Contingent Compensation Payments shall be made pursuant to Section 8(a) above if it is determined in accordance with Section 8(d) below that the After Tax Amount of the Contingent Compensation Payments payable to Executive without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to her in accordance with Section 8(a) above. For purposes of the foregoing, (x) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 8(a) above, shall mean the amount of the Contingent Compensation Payments, as so computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (y) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
(d)    A determination as to whether any Excise Tax is payable with respect to Executive’s Contingent Compensation Payments and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Contingent Compensation Payments is required pursuant to the provisions of Sections 8(a) and 8(c) above, and if so, as to the amount of the reduction so required, shall be made by no later than 15 days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If Executive and the

Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to Executive and to the Company. The determinations made by the Auditor pursuant to this Section 8(d) shall be binding upon Executive and the Company.
(e)    For purposes of the foregoing, the following terms shall have the following respective meanings:
(i)    “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.
(ii)    “Contingent Compensation Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for her benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the Change in Control) if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
(iii)    “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.
9.    HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.
10.    REMEDIES FOR BREACH.
(a)    Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.
(b)    Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section

2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Agreement shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.
11.    SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any law or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
11.     INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company nor any of its subsidiaries and affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of the Standard Terms and Conditions of this Agreement.
[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: August 8, 2018

MATCH GROUP, INC.

/s/ Mandy Ginsberg
By: Mandy Ginsberg
Title: Chief Executive Officer

/s/ Jared Sine
JARED SINE

Exhibit A
Form of Release
THIS RELEASE (the “Release”) is entered into between Jared Sine (“Executive”) and Match Group, Inc., a Delaware corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Sections 1(d)(i) and (iii) of the employment agreement entered into by and between Executive and the Company, dated as of August 8, 2018 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.
Accordingly, Executive and the Company agree as follows.
1.    In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:
(a)    Executive, for Executive’s self and Executive’s heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.
(b)    To the maximum extent permitted by law, Executive agrees that Executive has not filed, nor will Executive ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.
(c)    This Release specifically excludes (i) Executive’s rights and the Company’s obligations to provide severance payments under Section 1 of the Employment Agreement; (ii) Executive’s right to indemnification under Section 12 of the Standard Terms and Conditions attached to the Employment Agreement or otherwise under the Company’s organizational documents, applicable insurance policies or applicable law; (iii) Executive’s right to assert claims for workers’ compensation or unemployment benefits; (v) Executive’s vested rights under any retirement or welfare benefit plan of the Company or under any equity or equity-linked award that remains

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outstanding following the Termination Date (as defined in the Employment Agreement); or (vi) any other rights that may not be waived by an employee under applicable law. Nothing contained in this Release shall release Executive from Executive’s obligations, including any obligations to abide by restrictive covenants, under the Employment Agreement that continue or are to be performed following termination of employment.
(d)    The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
2.    Executive acknowledges that the Company has specifically advised Executive of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that Executive has been furnished with a copy of this Release, and Executive has been afforded forty-five (45) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that Executive has had sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release. Executive further agrees that Executive has carefully read this Release and fully understands its terms. Executive understands that Executive may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel at the Company, 8750 North Central Expressway, 14th Floor, Dallas, TX 75231 within the time period set forth above.
3.    This Release will be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the state of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of New York to be applied. In furtherance of the foregoing, the internal law of the state of New York will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
4.    This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided Executive does not exercise Executive’s right of revocation as described above. If Executive fails to sign and deliver this Release or revokes Executive’s signature, this Release will be without force or effect, and Executive shall not be entitled to the payments and benefits of Section 1(d), with the exception of Section 1(d)(i) of the Employment Agreement.

Jared Sine
Date:

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